Exhibit 99.1
                                   Press Release

   FiberCore Expects Record Fourth Quarter and Doubling of Revenue in 2001

CHARLTON, Mass. , March 22 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced expectations for its fourth quarter, which ended December 31, 2000 as well as revenue expectations for 2001.

FiberCore expects fourth quarter revenue of approximately $14 million, an increase of nearly $10 million, or 225%, compared to revenue of $4.3 million in the fourth quarter of 1999. Revenue for 2000 is expected to be approximately $37 million, compared to revenue of $12 million in 1999, an increase of over 200%. Diluted earnings for the fourth quarter are expected to be $0.03 to $0.04 per share, the second consecutive quarter of profits for the Company, compared to approximately breakeven results for the same period last year and a $0.05 per share loss for all of 1999.

Dr. Mohd A. Aslami, President and CEO commented, "As the only independent "pure" fiber supplier in the Western Hemisphere and Europe, we continue to see strong demand for our products and have yet to experience the slowdown that is currently a concern in other sectors of our industry. In fact, our backlog has grown significantly over the past 14 months, and is expected to strengthen throughout the rest of 2001. Backlog, which was just under $13 million at the end of 1999, jumped to $190 million at year-end and at February 28, 2001 was a record $265 million. This backlog is expected to be shipped over the next three years. With more than 60% of our backlog as take or pay contracts, we are optimistic that revenue for 2001 will more than double and our profit picture will continue to improve."

Dr. Aslami continued, "Supporting our future growth is our significant capacity expansion program. We currently have a new facility under construction in Germany, are expanding our plant in Brazil and anticipate adding facilities in the U.S. and Asia Pacific. We are committed to expanding our manufacturing facilities in line with major market growth around the world. Market diversification is key to insuring our future success and helps to offset the impact of any one regional economy. We have also made strides to become more vertically integrated. Being able to ensure the supply of our raw material and equipment needs, as recently announced, will be a key competitive advantage to help enable us to meet our customers' demand."

FiberCore expects to report fourth quarter results on March 29, 2001. The Company will hold a conference call on Friday, March 30 at 10:00 a.m. ET to discuss its financial results and continuing business plans. Interested parties are invited to listen to the call live over the Internet at http://www.vcall.com
 . A replay of the call will also be available.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop, Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in Industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.